UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

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On October 4, 2017, The Procter & Gamble Company distributed the following communication and may in the future send or use the same or substantially similar communications from time to time:

Editorial: Vote no on Nelson, send him back to Wall Street

P&G doesn’t need him on the board

David Holthaus for the WCPO Editorial Board

6:00 AM, Oct 4, 2017

With only days remaining until the Procter & Gamble shareholders meeting, the deadline is approaching to vote for P&G’s slate of board members or for the rebel hedge fund shareholder Nelson Peltz.

Shareholders are still getting mailings from both sides in this boardroom battle that has caught the attention of Wall Street as well as national business commentators.

Our view: Vote no on Peltz. Vote for the P&G slate.

We’ve editorialized about that before. Since then, we listened to an hour-long conference call from Peltz and conducted a lengthy interview with P&G CEO David Taylor.

We’re even more convinced of it now.

Peltz is a Wall Street hedge fund impresario who has a very expensive hobby of inserting himself onto the boards of publicly traded companies and pushing for changes. He’s disruptive and, in P&G’s case, he’s unnecessary.

Nelson Peltz

It’s doubtful he would bring any new ideas. It’s even doubtful that he knows what he’s talking about when it comes to P&G’s operations.

His idea about the corporate headquarters rolecould be devastating to Cincinnati. He’d like P&G to operate with a corporate staff of “a thousand or less,” compared to the 8,000 to 10,000 that P&G employs today. That’s a restructuring that would not only hurt this region, but makes no business sense.

He may not have intended to, but Peltz revealed a bit about himself in the Sept. 25 conference call he held with Wall Street fund managers and analysts. The call is available here.

He said his Trian Partners hedge fund holds on to its investments for an average of seven years. He was trying to assuage shareholders who believe he’s in it only for short-term gain.

Nice try, but seven years? P&G has been based in Cincinnati and creating wealth here for 180 years. For some shareholders, P&G stock is like a family heirloom that is handed down from generation to generation, perpetuating wealth and a measure of financial security. Seven years? That’s nothing.

At one point in the call, Peltz said he was pushing to get on the board in order to increase sales and hence, the share price, “so retirees like Clayt can start to feel OK.”

He was referring to Clayt Daley, retired chief financial officer of P&G and Peltz’s partner in this effort. Although he said it quite seriously, that’s laughable. Daley earned $6.2 million in 2009, his last year at P&G.

And we don’t think P&G retirees, or other shareholders for that matter, are hurting. P&G shares are near a 52-week high, trading at around $92. And over the last 10 years, its shares have yielded a 93 percent return. That’s not a company in trouble.

Peltz touted his experience on other company boards, namely Mondelez (composed largely of the former Kraft Foods company), Snapple and Wendy’s.

But as Peltz himself said during the call, “P&G is not selling cheeseburgers.”

Precisely.

David Taylor

And P&G does 50 times the business that Wendy’s does and twice as much as Mondelez, a company that sells Oreos, Triscuits and Dentyne. His experience with those companies simply doesn’t apply.

Peltz positions himself as an outsider who will bring new, innovative ideas to the P&G board. But in reality, he sounds more like a throwback to the middle of the last century.

While posturing as an expert on digital advertising, he said, “I’ll go for the Burma Shave signs along the road if I’ve got no other place to put my money.”

And he summed up his business philosophy this way: “Sales up; expenses down. That’s what my father taught me when he went into business a long time ago.”

It’s also what most business majors absorb in their freshman year before moving on to deeper analysis. It’s neither innovative or new.

Like any shareholder, Peltz has a right to make his opinions known to P&G management. And as someone who’s invested more than $3 billion in P&G, he may have a bigger right than most. But he already has the attention of Procter executives. He’s met in person with CEO Taylor six times, and corresponded at least another 10 times via phone or email.

Taylor told us Peltz’s ambitions were clear from the start. “From the very first meeting, he said, ‘I want a seat on the board.’”

Peltz’s concerns have been heard and noted by the CEO as well as other P&G executives and board members. He doesn’t need a seat at the board table.

Nor does he deserve one.

Important Additional Information and Where to Find It

The Company has filed a definitive proxy statement on Schedule 14A and form of associated BLUE proxy card with the Securities and Exchange Commission (“SEC”) in connection with the solicitation of proxies for its 2017 Annual Meeting of Shareholders (the “Definitive Proxy Statement”). The Company, its directors and certain of its executive officers will be participants in the solicitation of proxies from shareholders in respect of the 2017 Annual Meeting. Information regarding the names of the Company’s directors and executive officers and their respective interests in the Company by security holdings or otherwise is set forth in the Definitive Proxy Statement. Details concerning the nominees of the Company’s Board of Directors for election at the 2017 Annual Meeting are included in the Definitive Proxy Statement. BEFORE MAKING ANY VOTING DECISION, INVESTORS AND SHAREHOLDERS OF THE COMPANY ARE URGED TO READ ALL RELEVANT DOCUMENTS FILED WITH OR FURNISHED TO THE SEC, INCLUDING THE COMPANY’S DEFINITIVE PROXY STATEMENT AND ANY SUPPLEMENTS THERETO AND ACCOMPANYING BLUE PROXY CARD, BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. Shareholders may obtain a free copy of the Definitive Proxy Statement and other relevant documents that the Company files with the SEC from the SEC’s website at www.sec.gov or the Company’s website at http://www.pginvestor.com as soon as reasonably practicable after such materials are electronically filed with, or furnished to, the SEC.